Execution Copy

October 25, 2006

Monica L. Greenberg

Dear Monica:

I am pleased to offer you the position of Senior Vice President of Business Affairs & General Counsel of LivePerson, Inc. (“LivePerson”) commencing November 13, 2006. This letter confirms the terms and conditions of our employment offer to you:

•
You will be paid base salary at an annual rate of $215,000 (two hundred fifteen thousand U.S. dollars) according to our payroll practices. (we currently pay base salary on a semimonthly basis: the 15th and last day of each month).

•
You will.be eligible to participate in the LivePerson bonus plan, as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Your target annual bonus for 2006 will be $60,000. Your actual 2006 bonus payout will be determined in the sole discretion of LivePerson based on the profitability of the company as compared to Plan, your individual bonus target (prorated for the portion of 2006 that you are employed at LivePerson as you were hired after January 1, 2006), and your personal contribution to LivePerson’s efforts as determined by your manager(s) in their sole discretion. Eligibility for and, payment of -such bonus, if any, is conditioned on your being actively employed by LivePerson as of the date the bonus, if any, is paid. Your actual bonus payment is likely to be either greater or less than your target amount based on these criteria. In any year, LivePerson may determine not to pay any bonus based on the above criteria. LivePerson reserves the right to amend or terminate its bonus plan at any time in. its sole discretion.

•
You will be granted an Unvested option to purchase 50,000 shares of LivePerson common stock at a strike price determined by the LivePerson Board of Directors. This option will be granted under the terms and conditions of the LivePerson Incentive Stock Option Plan (the “Option Plan”) and the Notice of Grant of Stock Option, which will be issued to you at the time of the grant. Unvested options vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date.

•
You will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time. You will accrue vacation at the rate of 1.25 days vacation per month, (3 weeks per year), prorated for the portion of the year during which you are employed.

•
You will be eligible to enroll in the LivePerson health and disability insurance program on the first day of the month on or following your employment start date subject to the terms and conditions of the applicable plans and policies.

•	You will be eligible to participate in Live Person’s 401(k) savings plan following your employment start date subject to the terms and conditions of the plan.

•	You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

•
This offer is made contingent upon your successful completion of LivePerson’s pre-employment procedures; including reference checks, background checks and verification of your prior employment and educational history and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law.

•
By signing this letter you confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson. Additionally, please be advised that it is LivePerson’s corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

•
To the extent permitted by law, LivePerson will defend, indemnify and hold. you harmless from and against any and .all liabilities, damages, expenses (including reasonable attorneys’ fees and costs), actions or legal proceedings arising directly or indirectly from your performance of your duties as an employee and/or officer of the Company; provided, however, in no event shall LivePerson be required to indemnify or hold you harmless in connection with any actions which relate to or arise out of your recklessness or gross negligence or willful or wanton misconduct. This indemnification is additional to any right of indemnification to which you may be entitled under LivePerson’s Articles of Incorporation and By-laws and any insurance policies that may be maintained by LivePerson.

•	Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause and with or without notice.

•
In the event that your employment is involuntarily terminated by LivePerson or any successor entity Without Cause or Constructively Terminated (as such capitalized terms are defined below), you will be eligible to receive the following severance benefits: (i) severance in an amount equal to your then current base salary for a period of six (6) months payable in the form of a lump-sum, cash payment due within thirty (30) days of your date of termination; (ii) pursuant to the terms of the Option Plan, all unvested options to purchase LivePerson stock held by you will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period ending on the earlier of the one year anniversary of such termination or the expiration of the option term; and (iii) provided you timely elect and are eligible for COBRA; continued enrollment in any health benefits in place at the time of such termination for six (6) months following such termination at the same cost as for active employees. Your entitlement to COBRA will run concurrently with such severance, and accordingly, the six (6) months of continued health benefits will count against the applicable time period for COBRA. The foregoing severance benefits will be conditioned upon your execution and non-revocation of a general release of claims in favor of LivePerson and its subsidiaries in a reasonable form to be provided by LivePerson.

•
Following a Change of Control (as defined below), in the event that your employment is involuntarily terminated by LivePerson or the surviving entity Without Cause or Constructively Terminated (as such capitalized terms are defined below) within one (1) year following the date of such Change of Control, you will be eligible to receive the following severance benefits: (i) severance in an amount equal to your then current base salary for a period of nine (9) months payable in the form of a lump-sum, cash payment due within thirty (30) days of your date of termination; (ii) pursuant to the terms of the Option Plan, all unvested options to purchase LivePerson stock held by you will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period ending on the earlier of the one year anniversary of such termination or the expiration of the option term; and (iii) provided you timely elect and are eligible for COBRA, continued enrollment in any health benefits in place at the time of such termination for six (6) months following such termination at the same cost as for active employees of the surviving entity. Your entitlement to COBRA will run concurrently with such severance, and accordingly, the six (6) months of continued health benefits will count against the applicable time period for COBRA. The foregoing severance benefits .will be conditioned upon your execution and non-revocation of a general release of claims in favor of LivePerson and its subsidiaries in a reasonable form to be provided by LivePerson.

•
A termination Without Cause shall be defined as termination of employment other than for death, disability, termination for Cause or any resignation by you. Cause shall be defined as: (i) your failure to substantially perform your duties to LivePerson or any of its subsidiaries, (ii) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (iii) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to LivePerson or any of its subsidiaries, (iv) your failure to substantially comply with the rules and policies of  LivePerson or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of LivePerson, or (v) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to LivePerson or any of its subsidiaries. Constructively Terminated shall be defined as resignation by you as a result of (a) relocation of LivePerson’s primary offices outside a radius that is forty (40) miles from LivePerson’s current offices located at 462 Seventh Avenue, New York, New York 10018; or (b) a material diminution of your job responsibilities (including, but not limited to a reduction in your duties such that you are no longer the most senior level legal officer of LivePerson or a successor entity) or level of authority or base salary without your consent provided you shall give LivePerson written notice within thirty (30) days of the circumstances constituting Constructive Termination and you shall be deemed Constructively Terminated only if LivePerson has not cured such circumstances within twenty (20) business days following its receipt of such notice. Change of Control shall be defined as any transaction or group of related transactions following which the holders. (or persons or entities that directly or indirectly control, are controlled by, or are under common control with, the holders) of LivePerson’s voting power immediately prior to such transaction(s) no longer hold securities having the voting power necessary to elect a majority of the board of directors of the surviving entity or entities.

Please indicate your acceptance of this offer by signing below and returning one copy to our office. Enclosed is some additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Your employment is contingent upon the return of the requested material. If you have any questions, please do not hesitate to contact me.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Tim Bixby
Tim Bixby
President/CFO

Accepted by:	/s/ Monica L. Greenberg	10.25.06
	Monica L. Greenberg	Date